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                                                                     Exhibit 5.1

July 27, 2001


COR Therapeutics, Inc.
256 East Grand Avenue
South San Francisco, CA 94080


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by COR Therapeutics, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,250,000 shares of the Company's Common Stock, $.0001 par value (the "Shares"), pursuant to its 1991 Equity Incentive Plan, as amended, 1991 Employee Stock Purchase Plan, as amended, 1994 Non-Employee Directors' Stock Option Plan, as amended and 1998 Non-Officer Equity Incentive Plan, as amended (collectively, the "Plans").

In connection with this opinion, we have examined the Registration Statement, the Company's Restated Certificate of Incorporation, as amended, and Restated By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable (except for shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when paid in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By:  /s/ Andrea Vachss
     -----------------
     Andrea Vachss